Exhibit 10.7.5

ADDENDUM No. 4

THIS ADDENDUM is to the Broker Agreement dated March 26, 1999 between Hull & Company, Inc. (“Broker”) and USF&G Specialty Insurance Company (“Company”) as amended by addenda effective July 1, 2000, July 1, 2001 and September 1, 2001 (the “Agreement”).

WHEREAS, the federal government and many states have passed laws requiring licensed insurance entities to keep certain consumer, customer, insured and claimant information private; and

WHEREAS, the Broker and the Company have agreed to amend the Agreement to reflect the parties” privacy obligations.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Broker and the Company agree to amend the Agreement as follows:

1.	A new Section 16 is added to the Agreement which provides as follows:

PRIVACY REQUIREMENTS. In the course of providing services under the Agreement. the Company may provide to the Broker or the Broker shall gain access to and generate personally identifiable, financial and/or health information of the Company’s consumers, customers, insureds or claimants which may include the Company’s Confidential Information (hereinafter collectively “Protected Information”) which may be subject to federal, state and local laws. The Broker acknowledges and agrees that it shall only use the Protected Information for the purposes for which it was provided to the Broker under the Agreement and for no other purpose except pursuant to a written agreement signed by the parties. Except as required by applicable law or as necessary to carry out its obligations under the Agreement, the Broker shall not disclose Protected Information to a third party.

Each party shall be solely responsible for maintaining the security of such Protected Information in its possession in order to comply with the Privacy requirement provided under this Agreement and under federal, state and local laws and regulations governing the privacy and non-disclosure of such information.

The Broker shall at all times comply with all federal, state and local laws and regulations applicable to a person who performs any of the functions or services performed by the Broker under the Agreement including but not limited to laws and regulations concerning privacy, confidentiality or security of personally identifiable financial or health information. The Broker shall immediately notify the Company of any violations of any such law or regulation applicable to provision of services under the Agreement or of any complaint or judicial or administrative proceeding initiated concerning any actual or alleged violation of such law or regulation. Upon termination or expiration of the Agreement, or at anytime upon request of the Company, the Broker shall return all Protected Information in its or its subproducer’s possession or any other third party over which the Broker has control.

The above terms shall survive and apply after the termination of the Agreement.

2.	All other terms and conditions in the Agreement, as previously amended, remain unchanged.

3.	The effective date of this Addendum shall be April 1, 2001.

IN WITNESS WHEREOF, the parties have duly authorized, executed and delivered this Addendum as of the effective date set forth above.

USF&G SPECIALTY INSURANCE COMPANY		HULL & COMPANY, INC.

By:	/s/ Karen M. Padovese	By:	/s/ Bruce E. Bowers
Name:	Karen M. Padovese	Name:	Bruce E. Bowers
Title:	Vice President	Title:	S.V.P.